UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 12, 2013

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Other Events

On June 12, 2013, Heartland Financial USA, Inc. (“Heartland") entered into a Merger Agreement (the "Merger Agreement") with Morrill Bancshares, Inc. ("MBI"), a Kansas corporation and registered bank holding company ("MBI"), pursuant to which, and subject to the conditions of which, MBI would be merged with and into Heartland (the "Merger"). After the merger, The Morrill & Janes Bank and Trust Company would become a wholly owned subsidiary of Heartland, and would continue to operate under current management in Kansas and the Kansas City metro area. Stockholders of MBI will receive a combination of cash and Heartland common stock that will have an aggregate value approximately equal to 1.25 times the tangible book value of MBI, with the aggregate consideration currently anticipated to be approximately $61.5 million. The merger consideration will, however, vary from approximately 1.125 to 1.375 of MBI's tangible book value depending upon the trading price of Heartland common stock during the 20 trading days ending five days prior to the Merger and will be approximately 30% cash and 70% stock.

The Merger is subject to a number of conditions, including approval of the transaction by the Board of Governors of the Federal Reserve Board under the Bank Holding Company Act and of the Kansas Office of the State Bank Commissioner. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and has been unanimously approved by the boards of directors of both companies, and by the stockholders of MBI. The companies expect to close the Merger prior to October 31, 2013.

A copy of the press release announcing the Merger Agreement is attached as Exhibit 99.1.

Item 5.02.  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)  On June 12, 2013, but effective July 15, 2013, or such date as John K. Schmidt steps down from the position as Chief Financial Officer of Heartland, the Board of Directors of Heartland appointed David L. Horstmann as its Executive Vice President and interim Chief Financial Officer. Mr. Horstmann, age 63, has been Senior Vice President-Finance of Heartland for more than eight years. Previous to joining Heartland, he was vice president of finance and operations at Wartburg Theological Seminary in Dubuque, Iowa from 2001 to 2004. Horstmann was a founding director, executive vice president and chief financial officer of Premier Bank in Dubuque, Iowa from 1998 to 2001. His experience includes various executive and financial positions between 1978 and 1998 with Mercantile Bank of Eastern Iowa, Mercantile Bank, FSB of Davenport, Iowa, Harvest Savings Bank of Dubuque, Iowa and Dubuque Savings & Loan Association. Mr. Horstmann is a certified public accountant (inactive). Mr. Horstmann is the brother of Douglas J. Horstmann, Heartland's Executive Vice President, Lending.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.
None.

(b)	Pro Forma Financial Information.
None.

(c)	Exhibits.
99.1 Press Release dated June 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2013	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ John K. Schmidt
Executive Vice President, COO & CFO